SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*


                           Delta and Pine Land Company
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    247357106
                                    ---------
                                 (CUSIP Number)


                                 April 29, 1999
                                 --------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                            [ ]   Rule 13d-1(b)
                            [x]   Rule 13d-1(c)
                            [ ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                             13G
CUSIP NO.       247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G Industries Corp.

------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               287,808
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               287,808
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 2 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G-I Holdings Inc.

------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               287,808
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               287,808
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 3 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Building Materials Corporation of America
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               287,808
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               287,808
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 4 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Building Materials Investment Corporation
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                287,808
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               287,808
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------



                                  Page 5 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GAF Building Materials Corporation
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               287,808
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               287,808
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 6 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GAF Corporation
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               287,808
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               287,808
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             287,808
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 7 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ISP Opco Holdings Inc.
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               168,241
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               168,241
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             168,241
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.4%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 8 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ISP Investments Inc.
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                168,241
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               168,241
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             168,241
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.4%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 9 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             International Specialty Products Inc.
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                87,923
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               168,241
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               87,923
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               168,241
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             256,164
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0. 7%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ -----------------------------------------------------------------------------


                                  Page 10 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Samuel J. Heyman
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               1,928,240
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               1,928,240
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,928,240
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             5.0%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             IN
------------ -----------------------------------------------------------------------------


                                  Page 11 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Heyman Investment Associates Limited Partnership
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                1,349,368
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               1,349,368
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,349,368
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             3.5%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             PN
------------ -----------------------------------------------------------------------------


                                  Page 12 of 17

                                                                             13G
CUSIP NO.         247357106

------------ -----------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The Annette Heyman Foundation Inc.
------------ -----------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ -----------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ----------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                34,900
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ----------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               34,900
                           ---------- ----------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ -----------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             34,900
------------ -----------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.1%
------------ -----------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             OO
------------ -----------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a)  Name of Issuer:
         Delta and Pine Land Company

(b)  Address of Issuer's Principal Executive Offices:
         One Cotton Row
         Scott, Mississippi  38772

ITEM 2.

         (a)      NAME OF PERSON FILING:

                (i)     G Industries Corp.
                (ii)    G-I Holdings Inc.
                (iii)   Building Materials Corporation of America
                (iv)    Building Materials Investment Corporation
                (v)     GAF Building Materials Corporation
                (vi)    GAF Corporation
                (vii)   ISP Opco Holdings Inc.
                (viii)  ISP Investments Inc.
                (ix)    International Specialty Products Inc.
                (x)     Samuel J. Heyman
                (xi)    Heyman Investment Associates Limited Partnership
                (xii)   The Annette Heyman Foundation Inc.


          (b)     Address of Principal Business Office or, if None, Residence:

                  The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                  The principal business office of G Industries Corp., G-I Holdings Inc., Building Materials Investment Corporation and GAF Corporation is 300 Delaware Avenue, Wilmington, Delaware 19801.

                  The principal business office of Building Materials Corporation of America and GAF Building Materials Corporation is 1361 Alps Road, Wayne, New Jersey 07470.

                  The principal business office of ISP Opco Holdings Inc., ISP Investments Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Wilmington, Delaware 19801.

                  The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                  The principal business office of Heyman Investment Associates Limited Partnership and The Annette Heyman Foundation is 333 Post Road West, Westport, Connecticut 06881.

         (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13D-1(B), OR 240. 13D-2(B) OR (C), CHECK WHETHER the PERSON FILING IS A:

           (a)    [  ]  Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o)

           (b)    [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

           (c)    [  ]  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

           (d)    [  ]  Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e)    [  ]  An investment adviser in accordance with ss.
                        240.13d-1(b) (1) (ii) (E)

           (f)    [  ]  An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

           (g)    [  ]  A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G)

           (h)    [  ]  A savings association as defined in Section 3 (b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i)    [  ]  A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

           (j)    [  ]  Group, in accordance with ss. 240.13d-1(b) (1) (ii) (J).


ITEM 4. OWNERSHIP.

                  For information concerning the (a) number of shares beneficially owned by each filing person; (b) percent of class of shares such number represents; (c) number of shares to which such person has (i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

                  In addition to the shares reported in its cover page above, Heyman Investment Associates Limited Partnership is a party to equity derivative contracts with a broker-dealer relating to an aggregate of 112,550 shares of common stock of the Issuer.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 101,530 shares of common stock of the Issuer beneficially owned by ISP Investments Inc.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     See Schedule A hereto.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable


ITEM 10. CERTIFICATION.

     By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Dated: May 3, 1999

         G Industries Corp.
         G-I Holdings Inc.
         Building Materials Corporation of America
         Building Materials Investment Corporation
         GAF Building Materials Corporation
         GAF Corporation
         ISP Opco Holdings Inc.
         ISP Investments Inc.
         International Specialty Products Inc.



         By: /s/ Susan B. Yoss
             -----------------------------------------------
             Susan B. Yoss
             Vice President and Treasurer


             /s/ Samuel J. Heyman
             -----------------------------------------------
             Samuel J. Heyman



         Heyman Investment Associates Limited Partnership

         By: /s/ James R. Mazzeo
             -----------------------------------------------
             James R. Mazzeo
             Treasurer


         The Annette Heyman Foundation Inc.

         By: /s/ James R. Mazzeo
             -----------------------------------------------
             James R. Mazzeo
             Treasurer

                                   SCHEDULE A

                  GAF Corporation owns 100% of the outstanding common stock of G-I Holdings Inc. which, in turn, owns 100% of the outstanding common stock of G Industries Corp. G Industries Corp. owns 100% of the outstanding common stock of GAF Building Materials Corporation, which, in turn, owns 97% of the outstanding common stock of Building Materials Corporation of America. Building Materials Corporation of America owns 100% of the outstanding common stock of Building Materials Investment Corporation.

                  International Specialty Products Inc. owns 100% of the outstanding common stock of ISP Opco Holdings Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.